Exhibit 5.6	Ashurst LLP 55 Hudson Yards, 18th Floor New York, NY 10001 www.ashurst.com

June 29, 2021
Bank of Montreal 100 King Street West 1 First Canadian Place Toronto, Ontario Canada, M5X 1A1

Ladies and Gentlemen

Bank of Montreal – Medium-Term Notes

We are acting as special US counsel to Bank of Montreal, a Canadian chartered bank (the "Bank"), in connection its issuance from time to time of certain senior debt securities that will be issued under its Medium-Term Note Program, Series D, E, F & G (the "Notes"). The offerings of the Notes have been registered with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), under a registration statement on Form F-3, file number 333-237342 (the "Registration Statement").

The Notes will be issued pursuant to the Senior Indenture, dated as of January 25, 2010, as supplemented by the First Supplemental Indenture dated as of September 23, 2018, between the Bank and Wells Fargo Bank, National Association (the “Original Trustee”), and the Second Supplemental Indenture dated as of May 27, 2021, between the Bank, the Original Trustee and The Bank of New York Mellon (collectively, the “Indenture”).

For purposes of this opinion, we have reviewed originals or copies of the following documents:

(1)	the Registration Statement;

(2)	the Indenture;

(3)	the forms of master note (the “Master Note”) and global notes (the “Global Notes,” and together with the Master Note, the “Note Certificates”) that will represent the Notes.

We have also reviewed such other documents and made such other investigation as we have deemed appropriate for purposes of the opinion below.

In our review, we have, with your consent, assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the accuracy of translations of documents that are not in the English language and the conformity to originals of all documents submitted to us as copies.

Based on the foregoing, and subject to the qualifications set forth herein, we are of the opinion that when the terms of the Notes to be issued under the Indenture and their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Bank, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Bank, and when the Notes have been duly completed in accordance with the Indenture, or have been executed, authenticated, issued and delivered, as applicable, and have been issued and sold as contemplated by the Registration Statement, and if all the foregoing actions have been duly authorized by the Bank, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture.

Ashurst LLP is a limited liability partnership registered in England and Wales under number OC330252 and is part of the Ashurst Group. It is a law firm authorised and regulated by the Solicitors Regulation Authority of England and Wales under number 468653. A list of members of Ashurst LLP and their professional qualifications is open to inspection at its registered office London Fruit & Wool Exchange, 1 Duval Square, London E1 6PW. The term "partner" in relation to Ashurst LLP is used to refer to a member of Ashurst LLP or to an employee or consultant with equivalent standing and qualifications.

Bank of Montreal	June 29, 2021	Page 2

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement, any other registration statement or any related prospectus or other offering materials relating to the Bank or the Notes or their offering and sale.

If a pricing supplement relating to the offer and sale of any particular Note is prepared and filed by the Bank with the Commission on a future date and the pricing supplement contains a reference to this firm and our opinion substantially in the form set forth below, the consent set forth below in this opinion shall apply to the reference to us and our opinion substantially in the form set forth below:

In the opinion of Ashurst LLP, when [the pricing supplement has been attached to, and duly notated on, the master note that represents the Notes] [the Notes have been duly completed in accordance with the Indenture] [the Notes will be executed, authenticated, issued and delivered], and the Notes have been issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated June 29, 2021, which has been filed as Exhibit 5.6 to the Bank’s Form 6-K dated June 29, 2021.

The foregoing opinion is subject to the following additional qualifications:

(A)	The validity or enforceability of any agreement is subject to the effect of applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought (regardless of whether enforcement is considered in a proceeding in equity or law).

(B)	We express no opinion as to the enforceability of (i) any waiver of trial by jury; (ii) any indemnity against any loss in converting into a specified currency the proceeds or amount of a court judgement in another currency; or (iii) any provision specifying that any provision of the Indenture or the applicable Note Certificate may only be waived in writing.

(C)	We express no opinion as to provisions in the Indenture and the Note Certificates which purport to constitute waivers of objections to venue, or claims that a particular jurisdiction is an inconvenient forum.

Bank of Montreal	June 29, 2021	Page 3

For purposes of expressing the foregoing opinion, we have, with your consent, assumed that: (1) the Bank is duly formed and validly existing under the laws of its jurisdiction of formation; (2) the Bank has the corporate and other power to execute, deliver and perform the Indenture and the Note Certificates and has taken all corporate and other action necessary to authorize the execution, delivery and performance of the Indenture and the Note Certificates; (3) each of the parties to the Indenture and the Note Certificates has duly authorized, executed and delivered such documents under all applicable laws (other than, with respect to the Bank, New York State law) and each of the Indenture and the Note Certificates is a legal, valid and binding obligation of each party thereto (other than, with respect to the Bank, to the extent we have opined on such matters in our opinion set forth above, enforceable against each party in accordance with its terms; (4) the execution and delivery by the Bank of the Indenture and the Note Certificates does not, and the performance by the Bank of its obligations thereunder will not, violate its charter or by-laws or similar corporate documents; (5) the Bank has duly performed and will duly perform its covenants and agreements in the Indenture and the Note Certificates; and (6) the status of each of the Indenture and the Note Certificates as a valid and binding obligation is not affected by any breach or default under any agreement or instrument, any failure to obtain any required approval from or make any filings with any governmental authority or third party or any violation of rule, regulation or law (other than, with respect to the Bank, New York state law, rules and regulations that in our experience would be generally applicable to transactions of the type contemplated by the Indenture and the Note Certificates, provided we express no opinion on any law rule or regulation that is applicable to the Bank or the Indenture or the Note Certificates solely because such law, rule or regulation is part of a regulatory regime applicable to any party to the Indenture or the Note Certificates or any of its affiliates due to the specific assets or business of such party or such affiliate).

The opinion expressed herein is limited to New York State law and we express no opinion as to the effect of the law of any other jurisdiction. We express no opinion as to the validity, binding effect or enforceability of Section 301(b) or Section 1601(a) of the Indenture (and the corresponding provisions of the Notes issued thereunder), each of which is governed by the laws of the Province of Ontario and the laws of Canada applicable therein. Various matters concerning the laws of Canada are addressed in opinions of Canadian counsel, each of which have been previously filed with the Commission by the Bank as an Exhibit to a Form 6-K. We express no opinion with respect to those matters, and to the extent elements of those opinions are necessary to the opinion expressed herein, we have, with your consent, assumed the correctness of such matters, and have relied upon the opinions of such counsel as permitted by a separate letter executed by such counsel. The opinion expressed herein is given only as of the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a Report on Form 6-K filed by the Bank with the Commission on or about the date hereof and its incorporation by reference into the Registration Statement.  In giving our consent hereunder, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ashurst LLP

Ashurst LLP